Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated July 6, 2012 in the Registration Statement on Form S-1 and related Prospectus of Audeo Oncology, Inc. for the registration of its shares of common stock.

/s/ Ernst & Young

Brisbane, Australia

July 6, 2012